Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated September 18, 2023, except for Notes 1, 12 and 29 which are dated December 1, 2023, in the Draft Registration Statement on Amendment No. 3 to Form F-1 (File No. 333-275665), under the Securities Act of 1933 with respect to the consolidated statements of financial positions of COR3 & Co. (Holdings) Limited and its subsidiaries (collectively the “Company”) as of March 31, 2021, 2022 and 2023, and the related consolidated statements of profit or loss and comprehensive (loss)/income, changes in equity, and cash flows in each the years in the three-year period ended March 31, 2023, and the related notes included herein.

We also consent to the reference to our firm under the heading “Experts” in the above mentioned Draft Registration Statement.

San Mateo, California	WWC, P.C.
May 21, 2024	Certified Public Accountants
PCAOB ID: 1171